Vicor Corporation Earnings Release for the Quarter Ended December 31, 2007

ANDOVER, MA -- 03/17/2008 -- Vicor Corporation (NASDAQ: VICR) today reported its financial results for the fourth quarter and year ended December 31, 2007. The Company will be filing a Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission relating to its Annual Report on Form 10-K for the year ended December 31, 2007, which automatically extends the March 17, 2008 filing due date for up to 15 calendar days under SEC rules.

The Company noted that, due to an additional investment in a related party in May 2007, the Company changed its method of accounting for its investment in the related party from the cost method to the equity method. As a result, the financial statements for the three and twelve months ended December 31, 2006 and as of December 31, 2006 have been retroactively restated to reflect the equity method of accounting, in accordance with Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock." In February 2008, the Company made an additional $1,000,000 investment in the related party, increasing its ownership to 30%, for which the Company expects to take an impairment charge of approximately $700,000 in the first quarter of 2008.

Revenues for the fourth quarter increased by 12.3% to $53,947,000 compared to $48,033,000 for the corresponding period a year ago and increased on a sequential basis from $47,693,000 in Q3 2007. Net income for Q4 was $1,497,000, or $.04 per diluted share, compared to a net loss of $37,229,000, or $.90 per diluted share in Q4 2006, as restated. In 2007 the Company made a $50.0 million payment and recovered $12.8 million from the Company's insurance carriers in settlement of a claim for which the Company had recorded a net loss of $37.2 million in Q4 2006.

For the year ended December 31, 2007 revenues increased to $195,827,000 from $192,047,000 for the same period of 2006. The Company reported net income for the period of $5,335,000, or $.13 per diluted share, compared to a net loss of $29,059,000, or $.69 per diluted share in 2006, as restated.

Gross margin decreased to 39.4% in Q4 2007 from 41.0% in Q4 2006 and increased on a sequential basis from 37.5% in Q3 2007. The book-to-bill ratio for Q4 2007 was 0.96:1 as compared to 0.94:1 in Q4 2006. For 2007 the book-to-bill ratio was 1.05:1 compared to 0.99:1 in 2006. Backlog at the end of 2007 was $46.7 million as compared to $36.4 million at the end of 2006.

Commenting on 2007, Vicor's CEO Patrizio Vinciarelli noted: "Demand for bricks softened at the onset of the economic slowdown. Demand for V-I Chips was ahead of expectations as a V-I Chip application ramped faster than forecast. Brick product revenues were short of plan and V-I Chip product revenues were ahead of plan. Margins were below expectations due to product mix and a temporary setback in yields."

"For the entire year in 2008, we are anticipating revenue growth at a rate higher than annual revenues in 2007 with limited expansion in operating margins. Revenues for 2008 will still largely consist of legacy bricks and configured power systems. Rollout in 2008 of high performance, 'V-I Chip-inside,' Factorized Power bricks and configurable product families should bring new vitality to the Vicor brick product brand with its well established and diversified customer base."

"Having more than quadrupled in 2007, V-I Chip product sales are projected to double in 2008 based on a few high end server applications. To broaden its business base, V-I Chip is expanding penetration of the server market with advanced Factorized Power applications and making inroads into automated test equipment and consumer electronics. A prototype thin, large panel LCD-TV powered by V-I Chips has been exhibited. Factorized Power systems may enable 52" displays as thin as 1/2". V-I Chip manufacturing capacity to support flat panel display applications is being planned with a second Japanese licensee. V-I Chip, Picor and a related party entity, in which Vicor has a 30% interest, have thus far granted a collection of IP rights to three separate licensees and are entertaining other partners to more rapidly expand penetration of major electronic markets with Factorized Power components and systems. While such business development initiatives have characteristically long gestation periods, we believe we are building a solid foundation for long term, profitable growth. In anticipation of greater demand, we are expanding capacity in Andover in addition to planning capacity in Asia."

Depreciation and amortization in Q4 2007 was approximately $2.7 million and capital additions were $2.4 million. In 2007 depreciation and amortization was $11.6 million and capital additions were $9.9 million. This compares to $14.2 million and $5.6 million, respectively for 2006. Cash, restricted cash and short-term investments decreased by $0.6 million to approximately $78.5 million at the end of 2007 from $79.1 million at the end of Q3 2007. Cash, restricted cash and short-term investments decreased by approximately $40.1 million from $118.6 million at the end of 2006. The primary reason for this decrease was the settlement of a claim and net payment of approximately $37.2 million as referenced above. There were no share repurchases during 2007 and at the end of the year there was approximately $8.5 million remaining in the authorized stock buy-back plan.

Through March 14, 2008, auctions held for the Company's auction rate securities with a total aggregate value of approximately $38 million failed. As of March 14, 2008, the Company was holding a total of approximately $43 million in auction rate securities, the significant majority of which are student loan backed securities. These municipal and corporate debt securities have their interest rates reset at auction at regular intervals ranging from 7 to 90 days. These securities are all highly rated investments, generally with AAA/Aaa ratings. The Company is closely monitoring this matter in order to determine the impact, if any, on the investments' liquidity and/or carrying value. Based on its ability to access cash and other short-term investments and expected operating cash flows, the Company does not anticipate the current lack of liquidity of auction rate securities to impact its ability to execute its operating plan.

In 2007, the tax provision includes estimated federal, state and foreign income taxes on the Company's pre-tax income, estimated federal and state income taxes for certain minority-owned subsidiaries that are not part of the Company's consolidated income tax returns, and increases in accrued interest for potential liabilities, offset by the expected utilization of foreign net operating loss carryforwards and the release of certain valuation allowances related to temporary book versus tax differences. For the years ended December 31, 2007 and 2006, the Company reduced its tax reserves by $1,817,000 and $468,000, respectively, due to closing tax periods in certain jurisdictions and other tax reserves no longer considered necessary. The decreases in 2007 and 2006 were partially offset by increases in tax reserves during the year of approximately $205,000 and $133,000, respectively.

Vicor's Board of Directors has approved a cash dividend of $.15 per share payable on April 18, 2008 to shareholders of record at the close of business on April 2, 2008. The Board of Directors anticipates reviewing its dividend policy on a semi-annual basis. Dividends are declared at the discretion of the Board and depend on actual cash from operations, the Company's financial condition, capital requirements and any other factors the Company's Board of Directors may consider relevant.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call, today, Monday, March 17, 2008 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 800-688-0796 at approximately 4:50 p.m. and use the Passcode 94979761. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate a replay will be available, shortly after the conclusion of the call, through April 1, 2008. The replay dial-in number is 888-286-8010 and the Passcode is 27098301. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of the words "may," "will," "would," "should," "plans," "expects," "anticipates," "believes," "continue," "estimate," "prospective," "project," "intend," and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Forward-looking statements also include statements regarding revenue growth and expansion in operating margins in 2008, what products revenues in 2008 will consist of, the rollout and impact of "V-I Chip-inside" products, V-I Chip product sales in 2008, penetration of the sever market by V-I Chip and its inroads into automatic test equipment and consumer electronics, and statements regarding our solid foundation for long term, profitable growth and anticipation of greater demand. These risks and uncertainties include our ability to develop and market new products and technologies cost-effectively, to leverage design wins into increased product sales, to continue to make progress with key customers and prospects, to decrease manufacturing costs, to enter into licensing agreements that amplify the market opportunity and accelerate market penetration, to realize significant royalties under license agreements, to achieve a sustainable increased bookings rate over a longer period, to hire key personnel and to continue to build our three business units, to successfully enforce our intellectual property rights, to successfully defend outstanding litigation, to successfully leverage the V-I Chips in standard products to promote market acceptance of Factorized Power, to develop or maintain an effective system of internal controls, to obtain required financial information for certain investments on a timely basis, and factors impacting the company's various end markets, the impact of write-downs in the value of assets, the effects of equity accounting with respect to certain affiliates, the failure of auction rate securities to sell at their reset dates as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the communications, information technology, industrial control and military electronics markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                   QUARTER ENDED           YEAR ENDED
                                    (Unaudited)            (Unaudited)
                                --------------------  --------------------
                                 DEC 31,    DEC 31,    DEC 31,    DEC 31,
                                  2007       2006       2007       2006
                                ---------- ---------  ---------  ---------
                                              (As                   (As
                                           Restated)             Restated)

Net revenues                    $   53,947 $  48,033  $ 195,827  $ 192,047
Cost of revenues                    32,668    28,359    116,818    110,211
                                ---------- ---------  ---------  ---------
  Gross margin                      21,279    19,674     79,009     81,836

Operating expenses:
  Sales & administration            12,429    12,641     48,919     46,437
  Research & development             7,570     7,850     30,372     31,381
  (Gain) loss from
   litigation-related
   settlements, net                      0    37,200     (1,353)    37,200
                                ---------- ---------  ---------  ---------
    Total operating expenses        19,999    57,691     77,938    115,018

Income (loss) from operations        1,280   (38,017)     1,071    (33,182)

Other income (expense), net            663     1,305      4,388      5,092
                                ---------- ---------  ---------  ---------

Income (loss) before income
 taxes                               1,943   (36,712)     5,459    (28,090)

Provision (benefit) for income
 taxes                                 314       438     (1,015)       648

Loss from equity method
 investment (net of tax)               132        79      1,139        321
                                ---------- ---------  ---------  ---------

Net income (loss)               $    1,497 ($ 37,229) $   5,335  ($ 29,059)
                                ========== =========  =========  =========

Net income (loss) per share:
  Basic                         $     0.04 ($   0.90) $    0.13  ($   0.69)
  Diluted                       $     0.04 ($   0.90) $    0.13  ($   0.69)

Shares outstanding:
  Basic                             41,631    41,563     41,597     41,839
  Diluted                           41,777    41,563     41,687     41,839

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                  DEC 31,       DEC 31,
                                                   2007          2006
                                                (Unaudited)   (Unaudited)
                                                ============  ============
                                                             (As Restated)
Assets

Current  assets:
  Cash and cash equivalents                     $     20,017  $     35,860
  Restricted cash                                        952         1,045
  Short-term investments                              57,490        81,681
  Accounts receivable, net                            32,054        30,399
  Insurance receivable for litigation                      0        12,800
  Inventories, net                                    23,078        22,001
  Deferred tax assets                                    741         3,702
  Other current assets                                 2,629         2,709
                                                ------------  ------------
    Total current assets                             136,961       190,197

Property and equipment, net                           50,257        51,573
Other assets                                           5,240         5,691
                                                ------------  ------------

                                                $    192,458  $    247,461
                                                ============  ============

Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                              $     10,062  $      7,273
  Accrued compensation and benefits                    6,003         5,192
  Other accrued liabilities                            4,732         4,265
  Accrual for litigation settlements                     240        50,000
                                                ------------  ------------
    Total current liabilities                         21,037        66,730

Long term income taxes payable                         1,344         2,577
Deferred income taxes                                  1,597         4,389
Minority interests                                     4,040         3,593

Stockholders' equity:
  Capital stock                                      160,004       158,594
  Retained earnings                                  126,263       133,405
  Treasury stock                                    (121,827)     (121,827)
                                                ------------  ------------
    Total stockholders' equity                       164,440       170,172
                                                ------------  ------------

                                                $    192,458  $    247,461
                                                ============  ============

For further information contact:
Mark A. Glazer
Investor Relations
Vicor Corporation
Tel: 978-470-2900
Fax: 978-749-3439